                                  SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                      1934

Filed by the Registrant[X]
Filed by Party other than the Registrant [_]

Check the appropriate box:
[_] Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Under Rule 14a-12

                      Specialty Equipment Companies, Inc.
                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  1) Title of each class of securities to which transaction applies:

  2) Aggregate number of securities to which transaction applies:

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  4) Proposed maximum aggregate value of transaction:

  5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount Previously Paid:
  2) Form, Schedule or Registration Statement No.:
  3) Filing Party:
  4) Date Filed:

                      Specialty Equipment Companies, Inc.
                      1245 Corporate Boulevard, Suite 401
                             Aurora, Illinois 60504

              NOTICE OF SOLICITATION OF ACTION BY WRITTEN CONSENT

To the Stockholders of Specialty Equipment Companies, Inc.:

   Attached is a Proxy Statement describing the proposed election of members to the Board of Directors of Specialty Equipment Companies, Inc. (the "Company") by written consent of the holders of a majority in interest of shares ("Shares") of the Company's common stock, par value $.01. The attached Proxy Statement is being provided in connection with the offer to purchase all of the Company's outstanding shares of common stock (the "Offer") pursuant to the offer to purchase ("Offer to Purchase") by Solar Acquisition Corp. ("Purchaser"), a wholly owned subsidiary of United Technologies Corporation ("UTC"). The attached Proxy Statement is also being distributed to satisfy the requirements set forth in Rule 14f-1 of the Securities Exchange Act of 1934 in connection with the Offer. Stockholders of record at the close of business on October 18, 2000 are entitled to submit written consents in lieu of a special meeting.

   The Offer is made pursuant to, and in accordance with, that certain Agreement and Plan of Merger, dated October 13, 2000, by and among the Company, Purchaser and UTC ("Merger Agreement"). Subject to certain conditions, upon closing of the Offer, Purchaser will be merged with and into the Company, with the Company becoming a wholly owned subsidiary of UTC (the "Merger").

   Each stockholder, by executing and delivering a Letter of Transmittal accompanying the Offer to Purchase in connection with the Offer (or, in the case of a book-entry transfer, by delivery of an Agent's Message (as defined in the Offer to Purchase), in lieu of a Letter of Transmittal), will consent thereby to the election of directors of the Company, to be designated by Purchaser, to fill the vacancies on the Board of Directors of the Company that are expected to result, after completion of the Offer, from the resignation of certain directors of the Company. The number of directors that are expected to resign, and that will be designated for election by Purchaser, will equal the number, rounded up to the nearest whole number, which is the product of the total number of directors on the Board of Directors of the Company and the percentage that the aggregate number of Shares beneficially owned by Purchaser after completion of the Offer bears to the total number of Shares then outstanding, provided that there will remain after the Offer but prior to the time the Merger described below becomes effective two directors who were directors of the Company on the date of the Merger Agreement and who are not representatives of UTC. Such consent is effective when, and only to the extent that, Purchaser deposits the payment for the Shares tendered thereby with the Depositary (as defined in the Offer to Purchase).

   As further described in the attached Proxy Statement, the consent being solicited is only revocable upon withdrawal of the tender of the related Shares; otherwise, the consent is irrevocable. See the Offer to Purchase and the Schedule 14D-9 which are included with this Proxy Statement for additional information regarding the Merger, the Offer and the Merger Agreement.

  EXECUTION AND DELIVERY OF THE LETTER OF TRANSMITTAL ACCOMPANYING THE OFFER TO PURCHASE SHALL CONSTITUTE A WRITTEN CONSENT TO THE ELECTION OF THE NOMINATED PERSONS AS DIRECTORS

                                          By:__________________________________
                                            Donald K. McKay
                                             Executive Vice President and
                                             Secretary

Aurora, Illinois
October 23, 2000
[LOGO]

                      Specialty Equipment Companies, Inc.
                      1245 Corporate Boulevard, Suite 401
                             Aurora, Illinois 60504

                                PROXY STATEMENT

                        SOLICITATION OF WRITTEN CONSENTS

   This proxy statement ("Proxy Statement") is being furnished by Specialty Equipment Companies, Inc. (the "Company") in connection with a solicitation by the Board of Directors of the Company (the "Board of Directors") of written consents to be used for the election of members to the Board of Directors of the Company (the "Election") by the written consent of the holders of a majority in interest of the Company's common stock, par value $.01 per share (the "Common Stock"), in lieu of holding a special meeting. The Election is to take place in connection with the consummation of the offer (the "Offer") by Solar Acquisition Corp. ("Purchaser"), a wholly owned subsidiary of United Technologies Corporation ("UTC"), to purchase, pursuant to the offer to purchase ("Offer to Purchase"), all of the shares of the Company's outstanding Common Stock (the "Shares"). It is anticipated that the Election by written consent will be effective on or shortly after consummation of the Offer. This Proxy Statement is being mailed on or about October 23, 2000 to stockholders of the Company.

   Each stockholder, by executing and delivering the Letter of Transmittal accompanying the Offer to Purchase in connection with the Offer (or, in the case of a book-entry transfer, by delivery of an Agent's Message (as defined in the Offer to Purchase) in lieu of a Letter of Transmittal), will consent thereby to the election of directors of the Company, to be designated by Purchaser, to fill the vacancies on the Board of Directors of the Company that are expected to result, after completion of the Offer, from the resignation of certain directors of the Company. The number of directors that are expected to resign, and that will be designated for election by Purchaser, will equal the number, rounded up to the nearest whole number, which is the product of the total number of directors on the Board of Directors of the Company and the percentage that the aggregate number of Shares beneficially owned by Purchaser after completion of the Offer bears to the total number of Shares then outstanding, provided that there will remain after the Offer but prior to the time the Merger described below becomes effective two directors who were directors of the Company on the date of the Merger Agreement and who are not representatives of UTC. Such consent is effective when, and only to the extent that, Purchaser deposits the payment for the Shares tendered thereby with the Depositary.

   The consent being solicited is only revocable upon withdrawal of the tender of Shares; otherwise the consent is irrevocable. Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration date of the Offer and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after December 22, 2000.

   For a withdrawal of Shares to be effective, a written facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the recordholder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn Shares. If certificates have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers shown on such certificates must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates.

   All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Purchaser, UTC, the Depositary, the Information Agent (as defined in the Offer to Purchase) or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 of the Offer to Purchase at any time prior to the Expiration Date (as defined in the Offer to Purchase).

   If Purchaser extends the Offer and is delayed in its acceptance for payment Shares or is unable to accept for payment Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under this Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in Section 4 of the Offer to Purchase.

   Each stockholder of record at the close of business on October 18, 2000 (the "Record Date") is entitled to submit written consents in lieu of a special meeting. On the Record Date, there were outstanding 19,515,887 shares of the Company's Common Stock, each entitled to one non-cumulative vote. No other shares of the Company entitled to submit written consents in lieu of a special meeting were outstanding.

                                    GENERAL

   On October 13, 2000, the Board of Directors approved, and the Company entered into, an Agreement and Plan of Merger ("Merger Agreement") with UTC and Purchaser. The Merger Agreement gives Purchaser the right to designate a certain number of directors upon the consummation of the Offer. The number of designees is to be based upon the number of Shares purchased by Purchaser pursuant to the Offer. The Merger Agreement requires the Company to use its best efforts to secure the resignations of a corresponding number of directors so that a sufficient number of vacancies will exist to allow Purchaser's designees to be elected to fill such vacancies. Pursuant to the Amended and Restated Certificate of Incorporation of the Company, as amended, vacancies on the Board of Directors resulting from resignation may be filled only by a vote of the Company's stockholders.

   In order to effectuate the provisions of the Merger Agreement regarding Purchaser's designation of directors and their election to the Board of Directors, and to comply with the requirements of the Company's Amended and Restated Certificate of Incorporation, as amended, the Company is soliciting the written consent of the Company's stockholders to approve the election of those nominees designated by Purchaser to fill such vacancies on the Board of Directors arising from the consummation of the Offer.

   The elimination of the need for a special meeting of stockholders to approve the Election is made possible by Section 228 of the Delaware General Corporation Law (the "DGCL"), which provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a special meeting.

   Stockholders owning at least a majority in interest of the Shares will be required to consent to cause the contemplated election of directors. However, under the terms of the Merger Agreement, the Offer will not close and, accordingly, no new directors will be elected to the Board of Directors, unless a majority of the outstanding Shares are tendered pursuant to the Offer. Accordingly, unless the Company, UTC, and Purchaser agree to an amendment or waiver of that condition of the Merger Agreement, if the Offer closes, there will be sufficient consents to cause the election of the appropriate number of directors.

   Pursuant to Section 228 of the DGCL, the Company will provide prompt notice of the taking of the corporate action without a meeting after the Election is effective to those stockholders specified in Section 228(d) of the DGCL who have not consented in writing to such action. No additional action will be undertaken pursuant to such written consent, and no appraisal rights under the DGCL are afforded to the Company's stockholders as a result of the Election.

                  VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

   The following table (the "Security Holdings Table") sets forth information as of October 13, 2000, to the Company's knowledge based upon (a) reports filed with the Securities and Exchange Commission (the "Commission") on or before such date pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and/or Regulation 13D-G promulgated by the Commission pursuant to the Exchange Act and (b) certain other information known to the Company, (i) with respect to persons or groups who are believed by the Company to be beneficial owners of more than five percent of the outstanding Common Stock and (ii) with respect to beneficial ownership of the Company's directors who own such Common Stock, and each of the executive officers named in the Compensation Table below. Beneficial ownership is defined, for this purpose, as the sole or shared power to vote, or to direct the disposition of, the Common Stock. Unless otherwise noted, the persons named in the following table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. To the Company's knowledge, the nominees to the Board of Directors do not own any Shares. However, they may be deemed to be beneficial owners due to their position with UTC. UTC may be deemed to have beneficial ownership of Shares owned by Malcolm I. Glazer, Kevin
E. Glazer and Avram A. Glazer as a result of the Stockholder Agreement described in footnote 8 below.

                                                        Amount of
                                                        Beneficial   Percent
Name of Beneficial Owner                                Ownership  of Class (1)
------------------------                                ---------- ------------
Malcolm I. Glazer(2)(7)(8)............................. 7,736,569      39.6%
Ariel Capital Management, Inc. (2)(3).................. 5,417,990      27.8%
Daniel B. Greenwood....................................   100,193      (6)
William E. Dotterweich (4).............................   100,000      (6)
Donald K. McKay (4)....................................   193,261       1.0%
Jeffrey P. Rhodenbaugh (4)(5)..........................   281,856       1.4%
Richard A. Kent........................................   175,241      (6)
Barry L. MacLean.......................................    20,241      (6)
Kevin E. Glazer (7)(8).................................    16,606      (6)
Charles E. Hutchinson..................................    15,241      (6)
Avram A. Glazer (7)(8).................................    15,000      (6)
All directors and executive officers as a group (11
 people)(4)............................................ 8,655,208      43.9%

--------
(1) For purposes of calculating the percent of class, the Company has used the number of Shares of its Common Stock outstanding as of the date specified above, 19,515,887, adjusted in the cases of Messrs. Rhodenbaugh and Dotterweich as set forth in footnote 4 of this table.
(2) The addresses of the persons shown on the foregoing table who are believed by the Company to be beneficial owners of more than 5% of the Company's Common Stock are as follows: Malcolm I. Glazer, 1482 South Ocean Boulevard, Palm Beach, Florida, 33480; and Ariel Capital Management, Inc. ("Ariel"), 307 North Michigan Avenue, Suite 500, Chicago, Illinois, 60601.
(3) Ariel holds its respective Shares solely as a result of its position as investment adviser for its clients. Ariel disclaims beneficial ownership of such Shares. Ariel has sole dispositive power and sole voting power with respect to all such Shares. Mr. John W. Rogers, president and principal shareholder of Ariel, may be deemed to have beneficial ownership of the Shares beneficially owned by Ariel, but disclaims such ownership.

(4) The amounts and percentages include those Shares reflected in column (b) but not those reflected in column (c).

      (a)                          (b)                        (c)
                                                               Shares Issuable
                                                               on Exercise of
                                                              Options Under the
                                                                2000 Director
                                       Shares Issuable on     Plan and Unvested
                                   Exercise of Vested Options Options Under the
      Name                            Under Employee Plan       Employee Plan
      ----                         -------------------------- -----------------
      Jeffrey P. Rhodenbaugh......          100,000                   --
      William E. Dotterweich......          100,000                   --
      Donald K. McKay.............              --                    --
      Malcolm I. Glazer...........              --                  2,800
      Avram A. Glazer.............              --                  2,800
      Kevin E. Glazer.............              --                  2,800
      Richard A. Kent.............              --                  2,800
      Charles E. Hutchinson,
       Ph.D.......................              --                  2,800
      Barry L. MacLean............              --                  2,800
      All directors and executive
       officers as a group (11
       people)....................          200,000                51,800

  William W. Robertson retired at the end of fiscal year 2000 and, accordingly, is no longer subject to reporting requirements under Section 16(a) of the Exchange Act. However, to the Company's knowledge, Mr.
  Robertson does not beneficially own any Common Stock. Robert R. Friedl became Chief Financial Officer on May 1, 2000; accordingly, he is not named in the Compensation Table below. However, his ownership is included in the directors and executive officers group. Additionally, Mr. Friedl owns options for 35,000 shares of Common Stock, none of which are exercisable within 60 days of the date of this Proxy Statement. All options owned by any of the foregoing, whether vested or unvested, shall be cancelled upon consummation of the Merger and converted into the right to receive a cash payment equal to the excess of $30.50 (or such other amount as may be payable pursuant to the Offer) over the exercise price of the option, times the number of shares issuable upon exercise of the option.
(5) Includes an aggregate of 1,600 shares and 8,209 options held in trust for the benefit of Mr. Rhodenbaugh's children as to which he may be deemed to have shared voting and investment power.
(6) Less than one percent.
(7) The Shares owned by Malcolm Glazer are beneficially owned by the Malcolm I. Glazer Family Limited Partnership (the "Family LP"). Malcolm Glazer is the President and sole shareholder of the corporate general partner of the Family LP. Avram A. Glazer and Kevin E. Glazer are sons of Malcolm I. Glazer.
(8) As a condition to the commencement of the Offer, Malcolm I. Glazer, Kevin
    E. Glazer and Avram A. Glazer (collectively, the "Glazers") entered into that certain Stockholder Agreement with UTC and Purchaser, dated October 13, 2000 (the "Stockholder Agreement"). Under the Stockholder Agreement, the Glazers each agreed to validly tender (or cause the record owner of such Shares to validly tender), and not to withdraw, pursuant to the Offer, not later than the fifth business day after its commencement, all of the Shares beneficially owned by such stockholder on the date of the Stockholder Agreement, or subsequently acquired by such stockholder, to Purchaser as well as granted Purchaser an irrevocable option to purchase all such Shares. Additionally, the Glazers each agreed to vote their Shares, either at a meeting or by written consent, in favor of the Merger Agreement and irrevocably granted to and appointed Purchaser as their proxy and attorney-in-fact to vote their respective Shares in favor of the Merger Agreement.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of the Company's outstanding Common Stock, to file reports of ownership and changes in ownership of such securities with the Commission. Officers, directors and greater than ten-percent beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of the forms furnished to the Company, and written representations from certain reporting persons that no other reports were required, the Company believes that all Section 16(a) filing requirements applicable to its officers, directors and ten-percent holders during or with respect to the Company's fiscal year ended January 31, 2000 were met. In the current fiscal year of the Company, Robert R. Friedl was late in filing a Form 3.

                             ELECTION OF DIRECTORS

   The Merger Agreement provides that, promptly upon payment for the Shares tendered in response to the Offer, Purchaser shall be entitled to designate up to such number of directors, rounded up to the nearest whole number, as will give Purchaser representation on the Board of Directors equal to the product of the total number of directors on the Board of Directors multiplied by the percentage that the aggregate number of Shares as are accepted for payment pursuant to the Offer bears to the number of Shares then outstanding. Additionally, in furtherance thereof, the Company is required to use its best efforts, after consummation of the Offer, to secure the resignations of that number of directors as is necessary to enable Purchaser's designees to be elected to the Board of Directors. However, two "independent" directors, Messrs. MacLean and Kent, are to remain on the Board.

   Accordingly, depending on the number of Shares purchased by Purchaser pursuant to the Offer, as well as the number of directors that tender their resignation, the following persons constitute the nominees to the Board of Directors to be elected to fill the anticipated vacancies:

  (a) If, after completion of the Offer, Parent beneficially owns greater than 50% but not greater than 55 5/9% of the issued and outstanding Shares, the following persons shall be the nominees designated by
      Purchaser:

    Azuwuike H. Ndukwu
    Brian Lindroth
    Robert E. Galli
    George Minnich
    Nicholas T. Pinchuk

  (b) If, after completion of the Offer, Parent beneficially owns greater than 55 5/9% but not greater than 66 2/3% of the issued and outstanding Shares, the following persons shall be the nominees designated by
      Purchaser:

    Azuwuike H. Ndukwu
    Brian Lindroth
    Robert E. Galli
    George Minnich
    Nicholas T. Pinchuk
    Christopher J. Brogan

  (c) If, after completion of the Offer, Parent beneficially owns greater than 66 2/3% of the issued and outstanding Shares, the following persons shall be the nominees designated by Purchaser:

    Azuwuike H. Ndukwu
    Brian Lindroth
    Robert E. Galli
    George Minnich
    Nicholas T. Pinchuk
    Christopher J. Brogan
    Kevin T. Williams

   Mr. Azuwuike H. Ndukwu, age 41, has served as Vice President, Business Development of Carrier Corporation since July 2000. Prior to July 2000, Mr. Ndukwu served as Director, Legal Affairs & Strategic Planning of Carrier Latin American Operations, a Division of Carrier Corporation, which is a wholly owned subsidiary of UTC. Prior to June 1999, Mr. Ndukwu served as Legal Counsel of Carrier Latin American Operations. From July 1993 to January 1994, Mr. Ndukwu served as Senior Attorney of Carrier Corporation World Headquarters. Mr. Ndukwu will fill the vacancy caused by the anticipated resignation of Mr. Kevin E. Glazer, with a term expiring in fiscal 2002.

   Mr. Brian Lindroth, age 48, has served as the Vice President, Finance of Carrier Refrigeration Operations since September 2000. Prior to September 2000, Mr. Lindroth served as Director, Financial Planning and Analysis of Carrier World Headquarters. From January 1993 to January 1997, Mr. Lindroth served as Director, Finance of Carrier Latin American Operations. Mr. Lindroth will fill the vacancy caused by the anticipated resignation of Mr. Avram A. Glazer, with a term expiring in fiscal 2003.

   Mr. Robert E. Galli, age 55, has served as the Vice President and General Counsel of Carrier Corporation World Headquarters since June 1993. Mr. Galli will fill the vacancy caused by the anticipated resignation of Mr. Malcolm I. Glazer, with a term expiring in fiscal 2004.

   Mr. George Minnich, age 50, has served as the Vice President and Chief Financial Officer of Carrier Corporation World Headquarters since July 1996. From July 1993 to July 1996, Mr. Minnich served as Vice President, Controller of United Technologies Corporation. Mr. Minnich will fill the vacancy caused by the anticipated resignation of Mr. William E. Dotterweich, with a term expiring in fiscal 2002.

   Mr. Nicholas T. Pinchuk, age 55, has served as President of Carrier Commercial Refrigeration Operations since 1997. Prior to that Mr. Pinchuk was President of Carrier Asia Pacific Operations for 10 1/2 years. Mr. Pinchuk will fill the vacancy caused by the anticipated resignation of Mr. Daniel B. Greenwood, with a term expiring in fiscal 2002.

   Mr. Christopher J. Brogan, age 45, has served as the Deputy General Counsel of Carrier World Headquarters since January 1999. From January 1994 to December 1998, Mr. Brogan served as Deputy Counsel of Sikorsky. Mr. Brogan will fill the vacancy caused by the anticipated resignation of Mr. Jeffrey P. Rhodenbaugh, with a term expiring in fiscal 2004.

   Mr. Kevin T. Williams, age 49, has been Counsel to Carrier Commercial Refrigeration Operations since May 1990. Mr. Williams will fill the vacancy caused by the anticipated resignation of Mr. Charles E. Hutchinson, with a term expiring in fiscal 2003.

   Following is information regarding the current directors:

      Current Board Members         Age
      ---------------------         ---
      Daniel B. Greenwood            81
      William E. Dotterweich         64
      Kevin E. Glazer                38
      Jeffrey P. Rhodenbaugh         46
      Malcolm I. Glazer              72
      Avram A. Glazer                39
      Charles E. Hutchinson, Ph.D.   64
      Richard A. Kent                55
      Barry L. MacLean               62

   Mr. Rhodenbaugh, a member of the Board of Directors, has been President and Chief Operating Officer of the Company since September 1996. Mr. Rhodenbaugh became Chief Executive Officer of the Company after Mr. Dotterweich's retirement on May 1, 1997. Mr. Rhodenbaugh was President of Beverage-Air from March 1996 to September 1996. From April 1993 to March 1996 he served as Executive Vice President of Beverage-Air. He also served as Vice President of Marketing of the Company from January 1991 to September 1996. He served as President of Wells from January 1990 to January 1991 and as Wells' Vice President of Sales and

Marketing from 1986 to January 1990. Mr. Rhodenbaugh joined Wells after nine years at Hobart Corporation as a field sales employee and national account manager. Mr. Rhodenbaugh is active in industry trade associations and, in 1997, served as president of the North American Association of Food Equipment Manufacturers (NAFEM). Mr. Rhodenbaugh has served as a director since May 1997.

   Mr. Malcolm I. Glazer, is a member of the Board of Directors. He has been a self-employed, private investor whose diversified portfolio consists of investments in television broadcasting, restaurants, health care, banking, real estate, sports franchises, stocks, and corporate bonds for more than the past nine years. He has been President and Chief Executive Officer of the First Allied Corporation since 1984. He is Chairman of the Board of Directors of Zapata Corporation ("Zapata"), a manufacturer of marine protein products and food packaging services, and until 1997 a director of Envirodyne Industries, Inc. ("Envirodyne"), a packaging materials company. He is a director of Omega Protein Corporation ("Omega"), which is engaged in the production of marine protein products. Malcolm Glazer is the father of Kevin Glazer, who is a current director, and Avram Glazer, who is a current director. Mr. Glazer has served as a director since May 1994.

   Mr. MacLean, is a member of the Board of Directors. He is currently the President and Chief Executive Officer of MacLean-Fogg Company, a manufacturer of automotive parts and products for the power and telephone utilities businesses, and has served in those positions since 1972. Mr. MacLean also serves as a Director of Oce-U.S.A., Inc and L.R. Nelson Corp., a manufacturer of lawn and garden sprinklers. Mr. MacLean is a Director and a former Chairman of the Illinois Manufacturers Association, and is a trustee of Dartmouth College. Mr. MacLean has served as a director of the Company since March 1992.

   Mr. Avram A. Glazer, a member of the Board of Directors, has been employed by, and works on behalf of, Malcolm I. Glazer and a number of entities owned and controlled by Malcolm Glazer, for more than the past ten years, with his principal responsibilities including identifying, implementing, monitoring and disposing of Malcolm Glazer's investment interests, including serving as President and Chief Executive Officer of Zapata since March 1995. He is also a director of Zapata and until 1997 he was a director of Envirodyne. He is Chairman of the Board of Omega. Avram Glazer is the son of Malcolm Glazer and the brother of Kevin Glazer, both of whom are current directors. Mr. Glazer has served as a director since May 1994.

   Dr. Hutchinson, a member of the Board of Directors, is Dean (Emeritus) of the Thayer School of Engineering at Dartmouth College. He was Dean of the Thayer School of Engineering at Dartmouth College from 1984 to 1994, and is currently the John H. Krehbiel, Sr. Professor for Emerging Technologies. Dr. Hutchinson holds a Ph.D. from Stanford University. Dr. Hutchinson has also been a Professor at the University of Massachusetts, has published extensively and has extensive consulting experience with both public and private entities. He is a member of the Board of Directors of Markem Corporation, Hypertherm, Inc., Medical Systems Inc., Microchips, Inc. and Dilon Technologies. Dr. Hutchinson has served as a director of the Company since March 1992.

   Mr. Kent, a member of the Board of Directors, is currently Chairman and Chief Executive Officer of Kentco Capital Corporation. He is also President of Parco Foods L.L.C. Mr. Kent was formerly Chairman/Chief Executive Officer and President of Orval Kent Food Company, Inc. Mr. Kent is a past Vice President and a member of the Board of Directors of the Salad Manufacturers Association. Mr. Kent has served as a director of the Company since March 1992.

   Mr. Greenwood, a member of the Board of Directors, has served as Chairman of the Board since January 1985, and as Chief Executive Officer of the Company from that date until September 1988 and from November 16, 1993 to January 31, 1995. Before becoming Chairman he was employed by Taylor (one of the Company's divisions) for thirty years, most recently as President. Mr. Greenwood has served as a director since 1985.

   Mr. Dotterweich, a member of the Board of Directors, has served as a member of the Board of Directors since May 1995. Mr. Dotterweich was Chief Executive Officer of the Company from December 1993 until May 1997 and served as President and Chief Operating Officer of the Company from December 1993 until

September 1996. From 1989 to 1992, and since May 1997, Mr. Dotterweich has worked for the Company in a consulting capacity. Prior to that time, from 1985 until 1989, Mr. Dotterweich served as President and Chief Operating Officer of the Company. Mr. Dotterweich was a director of the Company from January 1985 to September 1988. From 1981 to 1985 Mr. Dotterweich was employed by Beatrice as President of its Commercial Equipment Division which included the food service equipment group.

   Mr. Kevin E. Glazer, a member of the Board of Directors, has been employed by, and works on behalf of, Malcolm Glazer and a number of entities owned and controlled by Malcolm Glazer, for more than the past ten years, with his principal responsibilities including overseeing the operations of Malcolm Glazer's investment interests, including serving as a Vice President of First Allied Corporation since 1986. He also serves as a director of Savannah Bank N.A. Kevin Glazer is the son of Malcolm Glazer, who is a current director, and the brother of Avram Glazer, who is current director. Mr. Glazer has served as a director since May 1994.

                DIRECTORS COMMITTEES, MEETINGS AND COMPENSATION

   The Board of Directors met four times in the Company's fiscal year ending January 31, 2000. Board Committees include an Audit Committee, which met one time during the last fiscal year, a Compensation Committee, which met one time during that year, a Restricted Stock Committee, which met one time during that year and a Stock Incentive Committee, which met one time during that year. The Board does not have a standing Nominations Committee.

   All members of the Board of Directors attended at least 75% of the meetings of the Board and each of the meetings of the committees on which he served in the Company's fiscal year ending January 31, 2000 held during the period in which he was a director.

   Except as noted below, each director who is not an employee or consultant to the Company receives $28,000 annually, paid in quarterly installments in advance, plus expenses paid for each regular quarterly meeting attended. Each of the current directors, other than Mr. Greenwood, Mr. Rhodenbaugh, Mr. Dotterweich, Mr. Avram Glazer, Mr. Kevin Glazer, and Mr. Malcolm Glazer, received options pursuant to the Specialty Equipment Companies, Inc. Non-Employee Director Long-Term Incentive Plan (the "1993 Director Plan"). However, Mr. Greenwood, Mr. Rhodenbaugh and Mr. Dotterweich received options pursuant to the Specialty Equipment Companies, Inc. Executive Long-Term Incentive Plan ("Employee Plan"). Mr. Greenwood, Mr. Dotterweich and Mr. Rhodenbaugh do not receive fees for their services as directors. Mr. Malcolm Glazer, Mr. Kevin Glazer, Mr. Avram Glazer, Mr. Hutchinson, Mr. Kent, and Mr. MacLean received options pursuant to the Specialty Equipment Companies, Inc. 2000 Non-Employee Director Long-Term Incentive Plan (the "2000 Director Plan").

   The Audit Committee consists of Mr. MacLean, Mr. Kent and Mr. Hutchinson. This Committee considers matters relating to internal controls and compliance with accounting policies. It also recommends independent auditors to the Board of Directors and reviews the independence of such auditors, approves the scope of the annual audit activities of the independent auditors and reviews the audit fee payable to the independent auditors and the audit results. The members of the Audit Committee are "independent" as defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange's listing standards. The Board of Directors has not adopted a written charter for the Audit Committee.

   The Restricted Stock Committee consists of Mr. MacLean, Mr. Kent and Mr. Hutchinson. The Committee administers the Company's Restricted Stock Plan.

   The Compensation Committee consists of Mr. MacLean, Mr. Kent, Mr. Greenwood and Mr. Malcolm Glazer. The Compensation Committee reviews and makes recommendations to the Board of Directors on compensation of corporate officers and presidents of the Company's divisions.

   The Stock Incentive Committee consists of Mr. Hutchinson, Mr. Kent, Mr. MacLean and Mr. Avram Glazer. The Stock Incentive Committee administers the Company's Employee Plan.

The Specialty Equipment Companies, Inc. 2000 Non-Employee Director Long-Term Incentive Plan

   On April 19, 2000 the Board of Directors approved the 2000 Director Plan which the shareholders of the Company approved at the annual meeting on May 25, 2000.

   On May 26, 2000, options to purchase 2,800 shares of the Common Stock at a price of $20.625 per share were granted to each non-employee director then serving or elected to serve on the Board of Directors (all current directors other than Messrs. Rhodenbaugh, Greenwood and Dotterweich) pursuant to a formula. Such number is determined by a formula applied at each annual meeting. The formula is $32,000 divided by the per share present value of an option determined under the Black-Scholes option pricing model. The formula result is then rounded up to the next 100 whole shares. The option exercise price is the fair market value (generally, the latest reported closing price) as of the date of grant.

   Depending on the values of the parameters for the Black-Scholes model, the number of shares could be greater or less than 2,800 in other years, but the present value of each annual grant under the Black-Scholes model would always be $32,000 per non-employee director (or slightly more due to rounding).

   Options granted under the 2000 Director Plan vest and become exercisable as to 80% of the option upon the earlier of the date of the annual meeting in the fourth year after grant, or the fourth annual anniversary of the grant. The remaining 20% vests and becomes exercisable on the earlier of the date of the annual meeting in the fifth year after grant, or the fifth annual anniversary of the grant. Vesting may be accelerated if the service of a non-employee director terminates by reason of retirement (defined to be any termination at or after age 65), death or disability. In addition, all options will become vested and exercisable upon a change of control of the Company. A "change of control" will occur upon the consummation of the Offer. Director options under the 2000 Director Plan expire upon the fifth anniversary of the vesting of such option or portion of such option.

   Options that are vested and exercisable upon termination of service may be exercised for three months after termination of service (but not later than the term of the option), unless service is terminated by retirement, death, or disability, in which case options that are vested and exercisable upon termination of service (including options that become vested on such termination of service under the alternate vesting schedule) may be exercised for three years after termination of service (but not later than the term of the option), or unless service is terminated for cause, in which case all options are forfeited.

 Exercise of Director Options

   The exercise price for options under the 2000 Director Plan may be paid in cash or by the delivery of shares of Common Stock (valued at their fair market value on the date of exercise) which the optionholder had held for at least six months before the option exercise.

   As a condition for delivery of shares under a director option, the director must retain 20% of the shares of stock acquired by exercise of the option so long as he or she is a director, with an exception for gifts of stock to immediate family members, trusts or partnerships to whom the option could have been transferred. An option granted under the 2000 Director Plan is generally not assignable or transferable other than to such persons or by will or the laws of descent and distribution.

   The 2000 Director Plan will terminate on April 19, 2010 or at such earlier time as the Board of Directors may determine. Termination of the 2000 Director Plan will not affect outstanding options.

 Treatment Under the Merger Agreement

   The Merger Agreement provides that, as of the effective time of the Merger, each outstanding option under the Company's stock option plans (including options outstanding under the 2000 Director Plan) will be cancelled and the holder thereof will, whether such option is vested or not, receive a cash payment equal to the excess of $30.50 (or such other amount as may be payable pursuant to the Offer) over the exercise price of the option, times the number of shares issuable upon the exercise of the option.

The 1993 Non-Employee Director Option Plan

   In March 1993, the Board of Directors adopted for non-employee directors the 1993 Director Plan which was approved by stockholders of the Company on May 6, 1993, and has since been amended from time to time. Under the 1993 Director Plan, options to purchase 175,241 shares of stock at a price of $1.00 per share were granted on the date of the 1993 annual meeting to each non-employee director then serving or elected to serve on the Board. No further grants of options or other awards could be made under the 1993 Director Plan. Options outstanding under the 1993 Director Plan neither affect nor are affected by any grants of options under the 2000 Director Plan. As of April 15, 2000, options for 876,205 shares under the 1993 Director Plan had already been exercised and no further options under the 1993 Director Plan remain outstanding. Each of Messrs. Hutchinson, Kent and MacLean, as well as two former directors, received such options.

                   AGGREGATED 1993 NON-EMPLOYEE DIRECTOR PLAN
        EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

                                                          Number of   Value of
                                                         Securities  Unexercised
                                                         Underlying   in- the-
                                      Shares             Unexercised    Money
                                     Acquired    Value     Options   Options at
                                    On Exercise Realized  at FY-End    FY-End
                                    ----------- -------- ----------- -----------
Richard A. Kent....................     --        --       175,241   $2,957,192
Barry L. MacLean...................     --        --        20,241      341,567

   Messrs. Kent and MacLean exercised the options in the above chart prior to their scheduled expiration in fiscal 2001 and continue to hold the shares so acquired.

                       EXECUTIVE OFFICERS OF THE COMPANY

   The following table sets forth certain information regarding the executive officers of the Company. Biographical information with respect to Messrs. Greenwood and Rhodenbaugh is set forth under the caption "Election of Directors" of this Proxy Statement.

                                                                    Year First Joined
                                                                       the Company
                                                                    or a Predecessor
   Name       Age                     Position                          Business
   ----       ---                     --------                      -----------------
Daniel B.
 Greenwood    81  Chairman of the Board                                   1955

Jeffrey P.    46  President, Chief Executive and Chief Operating
 Rhodenbaugh       Officer                                                1986

Donald K.     68  Executive Vice President, Treasurer and Secretary
 McKay                                                                    1977

Robert R.
 Friedl       46  Chief Financial Officer                                 2000

   Mr. McKay has served as Executive Vice-President, Treasurer and Secretary since April 1989. He also served as Chief Financial Officer of the Company from April 1989 to May 1, 2000. From January 1985 until April 1989, Mr. McKay served as Vice President of Finance, Treasurer and Secretary. From September 1988 to March 1992, Mr. McKay served as a director of the Company. From 1977 to January 1985, Mr. McKay was employed by Beatrice, most recently as Vice-President of its Commercial Equipment Division. Mr. McKay announced his retirement from the Company on March 16, 2000 to be effective fiscal year end 2001.

   Robert R. Friedl has served as Chief Financial Officer since May 1, 2000. Previously, Mr. Friedl served as Senior Vice President and Chief Financial Officer from 1996 to September, 1999, as Vice President and Chief Financial Officer from 1992 to 1996, as Vice President of Finance (1990 to 1992), and as Assistant Treasurer (1988 to 1990) of The Manitowoc Company, Inc.

                             EXECUTIVE COMPENSATION

   The following summary compensation table (the "Compensation Table") summarizes compensation information with respect to the four most highly compensated executive officers of the Company (collectively, the "Named Executives") in fiscal 2000 for services rendered during such fiscal year.

                           Summary Compensation Table

                                                  Long-Term Compensation
                                                --------------------------
                          Annual Compensation         Awards        Payout
                         ---------------------- ------------------- ------
                                                Restricted
                                                  Stock    Options/  LTIP   All Other
Name and Principal       Fiscal Salary   Bonus   Award(s)    SARS   Payout Compensation
Positions                 Year  ($)(2)  ($)(2)     ($)        (#)    ($)      ($)(1)
------------------       ------ ------- ------- ---------- -------- ------ ------------
Daniel B. Greenwood       1998  200,000 128,300    N/A      N/A      N/A      36,413
 (Chairman of the Board)  1999  200,000 175,400    N/A      N/A      N/A      38,364
                          2000  200,000 140,888    N/A      N/A      N/A      35,094

Jeffrey P. Rhodenbaugh
 (3)                      1998  337,500 314,525    N/A      50,000   N/A       3,140
 (Chief Executive
  Officer,                1999  350,000 748,700    N/A      N/A      N/A       4,181
 Chief Operating Officer  2000  364,000 256,416    N/A      N/A      N/A       4,416
 and
 President, and Chief
 Executive
 Officer, Taylor)

Donald K. McKay           1998  203,000 184,224    N/A      N/A      N/A      18,333
 (Executive Vice          1999  213,000 451,866    N/A      N/A      N/A      17,422
  President,
 Chief Financial          2000  223,650 157,548    N/A      N/A      N/A      16,870
 Officer, Treasurer and
 Secretary) (4)

William W. Robertson      1998  250,000 300,000    N/A      N/A      N/A       4,413
 (Chairman and Chief      1999  260,000 277,333    N/A      N/A      N/A       3,497
 Executive Officer,       2000  260,000 183,659    N/A      N/A      N/A       4,042
  Beverage-Air) (5)

--------
(1) Benefits include premiums paid by the Company with respect to term life insurance for the benefit of the beneficiaries of the Named Executives and the value of leased cars for the use of certain named Executives, and in the case of Mr. McKay, Mr. Greenwood and Mr. Rhodenbaugh, includes interest imputed on non-interest bearing loans from the Company for payment of taxes on Restricted Stock holdings. See "--Certain Transactions."
(2) Includes elected deferrals under the Specialty Equipment Companies Retirement Savings Plan.
(3) Effective May 1, 1997, Mr. Rhodenbaugh's annual salary was increased to $350,000 upon his appointment as Chief Executive Officer.
(4) On May 1, 2000, Mr. Robert R. Friedl joined the Company as Chief Financial Officer and Mr. McKay announced his retirement from the Company, to become effective at fiscal year end 2001.
(5) Mr. Robertson retired effective the end of fiscal 2000.

 Defined Benefit Plans

   The Company maintains the Specialty Equipment Companies Retirement Income Plan ("Retirement Plan") for certain of its salaried employees, including executive officers. The Company also maintains the

Specialty Equipment Companies Supplemental Retirement Plan ("Supplemental Plan") for certain of its salaried employees, including executive officers, in order to provide benefits in an amount equal to the excess of the benefits that would be paid under the Retirement Plan were it not for the limitations on benefits imposed by the U.S. Internal Revenue Code ("IRC'). The benefits under the Supplemental Plan are provided by means of unfunded payments made by the Company to the individuals eligible for such payments, as described in the Supplemental Plan. Based on estimated Social Security benefit levels and on IRC and Retirement Plan applicable limitations in fiscal 2000, the table below reflects annual benefit payments in the form of a single life annuity at age 65 to participants in the Retirement Plan, as supplemented by the Supplemental Plan, at specified compensation levels (based on final average annual earnings--that is, cash compensation in the five calendar years in which compensation was highest, during the last fifteen calendar years) and with specified lengths of service.

                    Years of Credited Service at Retirement

 Final
Average
 Annual
Earnings     5        10        15        20        25        30        40
--------   ------   -------   -------   -------   -------   -------   -------
150,000     9,960    19,921    29,881    39,841    49,802    59,762    81,402
200,000    13,710    27,421    41,131    54,841    68,552    82,262   111,402
250,000    17,460    34,921    52,381    69,841    87,302   104,762   141,402
300,000    21,210    42,421    63,631    84,841   106,052   127,262   171,402
350,000    24,960    49,921    74,881    99,841   124,802   149,762   201,402
400,000    28,710    57,421    86,131   114,841   143,552   172,262   231,402
450,000    32,246    64,921    97,381   129,841   162,302   194,762   261,402
500,000    36,210    72,421   108,631   144,841   181,052   217,262   291,402
550,000    39,960    79,921   119,881   159,841   199,802   239,762   321,402
600,000    43,710    87,421   131,131   174,841   218,552   262,262   351,402
650,000    47,460    94,921   142,381   189,841   237,302   284,762   381,402
700,000    51,210   102,421   153,631   204,841   256,052   307,262   411,402
750,000    54,960   109,921   164,881   219,841   274,802   329,762   441,402
800,000    58,710   117,421   176,131   234,841   293,552   352,262   471,402
850,000    62,460   124,921   187,381   249,841   312,302   374,762   501,402

   For purposes of determining the collective pension benefits under the Retirement Plan and the Supplemental Plan, the years of credited service and final average annual earnings (as though the executive officer had retired at age 65 on January 31, 2000) for the Named Executives are as follows: Mr. McKay, 22 years and $482,349; Mr. Robertson, 24 years and $460,082; and Mr. Rhodenbaugh, 14 years and $592,022. Mr. Greenwood is not eligible to participate in either the Retirement Plan or the Supplemental Plan.

 Employee Option Plan

   Each of the Company's executive officers are eligible to be granted awards under the Employee Plan. The Employee Plan, as amended, permits the delivery of a maximum of 5,004,814 shares of the Company's Common Stock on account of the exercise of awards. Of this amount of shares of the Company's Common Stock, a maximum of 1,500,000 shares of the Company's Common Stock may be made subject to awards granted to any particular individual.

   The following table sets forth the number of shares covered by exercisable and unexercisable options held by the Named Executives on January 31, 2000 and the aggregate gains that would have been realized had those options been exercised on January 31, 2000, whether these options were exercisable or not, on January 31, 2000. These calculations assume a market value for a share of Common Stock of $17.875, which was the closing price of the Common Stock on January 31, 2000, as quoted on the New York Stock Exchange.

                                               Number of Shares
                            Shares                Covered by    Value of Options
                           Acquired               Options on         as of
                             Upon                January 31,      January 31,
                           Exercise   Value          2000           2000 (1)
                           -------- ---------- ---------------- ----------------
Daniel B. Greenwood (3)..  150,000  $4,128,625         --          $      --
Jeffrey P. Rhodenbaugh
 (2)(4)..................  125,000   2,718,751     200,000          2,050,000
William E. Dotterweich
 (5).....................  128,000   2,654,500     100,000            962,500
Donald K. McKay..........      --          --      200,000          3,375,000
William W. Robertson (6).  117,600   3,251,736         --                 --

--------
(1) Option values are calculated based upon the difference between the closing market price of the Company's common stock as reported on the New York Stock Exchange on January 31, 1999 ($17.875) and the applicable exercise prices of the options.
(2) All of the options granted to Mr. Rhodenbaugh vest two years after the date of grant. 225,000 options were granted on June 8, 1993 at an exercise price of $1.00, 50,000 options were granted on August 21, 1996 at an exercise price of $12.00 and 50,000 options were granted on May 1, 1997 at an exercise price of $12.50.
(3) Of the 175,000 shares exercised by Mr. Greenwood, 50,000 shares were withheld for payment of withholding taxes and a total of 125,000 were issued.
(4) Of the 125,000 shares exercised by Mr. Rhodenbaugh, 50,062 were withheld for payment of withholding taxes and exercise price and a total of 66,938 were issued.
(5) Mr. Dotterweich is no longer an executive officer of the Company since May 1, 1997. However, he continues to serve as a director.
(6) Of the 117,600 shares exercised by Mr. Robertson, 40,900 shares were withheld for payment of withholding taxes and a total of 76,700 were issued.

   Options awarded pursuant to the Employee Plan may not be transferred except in certain circumstances by will or by the laws of descent and distribution, by a qualified domestic relations order, or by gift to certain family members or their trusts or family partnerships. Options under the Employee Plan that are vested and exercisable at the date of a grantee's termination of service generally may be exercised for three months thereafter, except that such awards may be exercised for three years after death, disability and/or retirement.

   There were no option awards granted to any of the named executives during fiscal 2000. A stock option award covering 35,000 shares of Common Stock was granted to Mr. Friedl upon his employment in fiscal 2001. Stock options exercisable into 56,800 shares of Common Stock were granted to all employees and non-employee directors as a group during fiscal 2001. Stock options exercisable into 449,000 shares of Common Stock were granted to all employees and non-employee directors of the Corporation as a group during the fiscal year ended January 31, 2000. The exercise price is the closing market price on the date of grant. Options vest and become exercisable commencing beginning on the fourth anniversary of the grant date, and expire in five years from the vesting date.

   The Merger Agreement provides that, as of the effective time of the Merger, each outstanding option under the Company's stock option plans (including options outstanding under the Employee Plan) will be cancelled and the holder thereof will, whether such option is vested or not, receive a cash payment equal to the excess of $30.50 (or such other amount as may be payable pursuant to the Offer) over the exercise price of the option, times the number of shares issuable upon the exercise of the option.

Employment Agreements

   The Company has entered into employment agreements with each of its executive officers, among others. Mr. Dotterweich retired as Chief Executive Officer of the Company on May 1, 1997, and since then has served as a consultant to the Company. The Company and Mr. Dotterweich have agreed that he will continue to serve in such capacity for four years, until May 1, 2001. In connection with his consulting services the Company has agreed to pay Mr. Dotterweich $225,000, $175,000, $125,000 and $75,000 for each of the years ended April 30, 1998, 1999, 2000 and 2001, respectively.

   On June 12, 2000, the Company entered into amended employment retention agreements with each of Messrs. Rhodenbaugh, Greenwood, Friedl and McKay, among others, whereby the Company agrees to retain each of them and each of them agreed to remain in the employ of the Company for a three year term. The term automatically extends on a daily basis from the first anniversary of its original effective date unless either party delivers notice of non-renewal, in which event the agreement expires two years from the date of such notice.

   Under the terms of the employment retention agreement for the executive officers, each executive officer is to receive: a salary equal to his salary as of the date of his agreement, subject to discretionary increases; a bonus determined by the Compensation Committee with the approval of the Board of Directors with a target bonus percentage of 60% of salary (100% for Mr. Rhodenbaugh); participation in any employee stock option program, such as the Employee Plan, that may be adopted; participation in other incentive, savings and retirement plans, welfare benefit plans and fringe benefits, expense reimbursement and vacation policies applicable to Company executives; and indemnification for liabilities arising from his service whether arising before or during the term of his employment agreement.

   Also, each executive officer, upon (i) termination without cause, (ii) death, (iii) permanent disability or (iv) termination by the executive for good reason, will be entitled to: (a) a lump sum cash payment within 30 days of termination equal to two times his annual base salary as of the date of termination (subject to a minimum of $450,000 for Mr. Friedl), plus an amount equal to the incentive payments for the most recent two fiscal years (four times the average incentive payments for the most recent four fiscal years for Mr. Rhodenbaugh, and subject to a minimum of $167,500 for Mr. Friedl if termination occurs before May 1, 2002), plus any deferred compensation; (b) continuation of incentive, savings, retirement, and welfare plan benefits and fringe benefits for a period of six months from the termination date (two years from the termination date if termination occurs after a change of control), or cash in lieu thereof; and (c) the vesting of any unvested options as of the termination date. (For Mr. Rhodenbaugh, the aggregate cash payment described in (a) above is subject to a minimum of $2.8 million.)

   For purposes of the agreements, "good reason" is a material adverse change in the executive officer's function, duties, or responsibilities (not promptly cured); a failure by the Company to provide required compensation and plan, welfare and fringe benefits (or cash in lieu thereof); a failure to secure assumption of the agreement by any applicable successor company; or the occurrence of a change of control if the executive provides the Company with a notice of termination within 90 days thereafter (at any time for a period of five years thereafter, unless and until the board of the successor corporation approves comparable reporting responsibilities, for Mr. Rhodenbaugh).

   For this last purpose only, a "change of control" is a 66 2/3% acquisition by a person or group, a failure of incumbent directors to constitute 66 2/3% of the Board of Directors, a merger or similar transaction (absent 66 2/3% continuity of shareholder interest), or a liquidation or dissolution of the Company. For other purposes (i.e., vesting of options and continuation of plan, welfare and fringe benefits for two years rather than six months), a "change of control" is a 50% acquisition by a person or group, a failure of incumbent directors to constitute a majority of the Board of Directors, a merger or similar transaction (absent 50% continuity of shareholder interest), or a liquidation or dissolution of the Company. A change of control will occur under one or both of these definitions (depending on the number of shares of Common Stock that are tendered) upon consummation of the Offer. If a change of control has not already occurred as a result of the Offer it will occur upon consummation of the Merger. If a change of the ownership or effective control of a substantial portion of the assets of the Company results in any executive officer becoming subject to the 20% excise tax on excess parachute payments, the Company will reimburse such person for the amount of the excise tax due and all taxes on the reimbursement up to a maximum reimbursement limit of five times the excise tax.

   On October 13, 2000, the employment retention agreements for Messrs. Rhodenbaugh and Friedl (among others but not Messrs. Greenwood and McKay) were further amended, effective (and conditional) upon the closing ("Closing") of the transaction contemplated by the Merger Agreement. Under the amended agreements, the employment term ends on the second anniversary of the Closing with no provision for renewal. In the case of Mr. Rhodenbaugh, the amendment provides that his position (including status, perquisites, offices, titles, reporting requirements and responsibilities), authority and duties will be that of a Level One Executive of UTC. The amended agreements provide base salary for Mr. Rhodenbaugh of $400,000 annually before the Closing and $275,000 annually after the Closing; and for Mr. Friedl at $225,000 before the Closing and $175,000 after the Closing.

   The amended agreements provide bonuses for Mr. Rhodenbaugh in accordance with the Company's current incentive plan benefit for the fiscal year ending January 31, 2001, and for Mr. Friedl a cash incentive payment in the amount of $67,500 in respect of the fiscal year ending January 31, 2001 and $100,000 for the year ending December 31, 2001. Beginning January 1, 2001, the amended agreements provide for both Messrs. Rhodenbaugh and Friedl to participate in Parent's annual incentive compensation program, and UTC's Continuous Improvement Incentive Plan for long-term incentives, at target ranges appropriate for their compensation levels. The amended agreements also provide for a "transition payment" so that cash payments to those executives after the Closing are in no event less than base compensation and target bonus as in effect before the Closing.

   For both Messrs. Rhodenbaugh and Friedl, the amended agreements provide that "good reason" for termination does not include the changes in compensation and benefits described above, nor (prior to the second anniversary of the Closing) the changes in position, authority and duties (other than geographic relocation of more than 50 miles without the executive's consent) contemplated by the amended agreements, nor the occurrence of a change of control. The lump sum benefit payable upon termination without cause, death, disability or for good reason (as redefined in the amended agreements) will be based on post-Closing base salary and reduced by the transition payment. However, the lump sum benefit will be paid as, in substance, a retention bonus, on the second anniversary of the Closing if the executive is still employed on such date. The amended agreements also provide a post-employment covenant against competition for one year regardless of the circumstances of such termination.

Certain Transactions

   In connection with the taxes payable on Company issued shares of restricted stock, the Company has offered certain of its executives non-interest bearing loans. All shares of restricted stock were granted on April 1, 1992 and have become fully vested and are no longer restricted. As of April 1, 2000, there was no indebtedness owed to the Company by any of the named executives. During fiscal year 2000, the total income imputed from the forgiveness of interest indebtedness for Mr. Greenwood, Mr. Rhodenbaugh and Mr. McKay, $2,028, $838 and $3,266, respectively.

   In connection with the Company's Stock Repurchase Plan, the Company entered into a stock purchase agreement with Malcolm I. Glazer and the Malcolm I. Glazer Family Limited Partnership (collectively, the "Malcolm Glazer Interests"). Pursuant to this agreement, the Malcolm Glazer Interests have participated in the Stock Repurchase Plan through an agreement to sell a pro rata portion of their shares at the average per share price paid to other selling stockholders. A special committee of the Board, consisting entirely of outside directors, approved this agreement. A total of 210,914 shares of Common Stock repurchased from the Malcolm Glazer Interests at an average price per share of $17.53 during fiscal 1998 and fiscal 1999.

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

Compensation Committee Interlocks and Insider Participation

   Mr. Greenwood, who is an executive officer, is a member of the Compensation Committee of the Board of Directors. The other members of the Compensation Committee during fiscal 2000 were Messrs. MacLean, Kent, and Malcolm Glazer.

Compensation Committee Report on Executive Compensation

   The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

 Executive Officer Compensation

   The Company's compensation program for executive officers consists of three elements: a base salary, a bonus and stock options. The Committee believes that this approach best serves the interests of stockholders by ensuring that executive officers are compensated in a manner which provides incentives based upon both the short-term and long-term performance of the Company. Thus, compensation for the Company's executive officers involves a high proportion of pay which is at risk: the variable annual bonus and stock options (which directly relate a significant portion of the executive officer's long-term remuneration to stock price appreciation realized by the Company's stockholders). The Compensation Committee generally believes that stock options should be emphasized more than a bonus as a means to attract, retain and motivate executives.

   Base Salary. The Compensation Committee recommended, and the Board of Directors approved a base salary for Mr. Rhodenbaugh of $364,000 for fiscal 2000. Mr. Rhodenbaugh's 2000 Compensation was established taking into his account his overall qualifications and experience and market conditions for executives of his caliber for comparable companies. In addition, it takes into consideration, effective May 1, 1997, his added responsibilities as the Company's Chief Executive Officer upon his election to such position at that time. The salaries of the other executive officers of the Company were set based upon subjective factors such as the level of experience and competency and complexity of the duties performed by such executive officer, as well as objective criteria such as the performance of the Company, as compared to its business plan, including compliance by the Company with the financial covenants provided in the Company's loan agreements. In the case of Mr. Robertson, the division chairman of Beverage-Air, base salary is also affected by the performance of that division compared with its business plan. The Compensation Committee's discretion in setting the executive officers' base salaries, however, is limited by the terms of the employment retention agreements, described above.

   Stock Options. At the Annual Meeting of Stockholders in 1993, the Company's stockholders approved the Employee Plan. The Employee Plan was subsequently amended in 1995 and 1999. The 1999 amendment increased the number of option awards under the plan from 4,004,814 shares to 5,004,814 shares. The Employee Plan is designed to advance the interests of the Company by providing a means by which key employees of the Company and its subsidiaries can acquire and maintain stock ownership, thereby strengthening their commitment to the Company's success and their desire to remain employed by the Company and its subsidiaries. Allocations of options were based principally upon subjective factors, including, most significantly, an assessment of how significant the individual executive officer's performance was and would be to the future growth and performance of the Company. A total of 50,000 stock options were granted to Mr. Rhodenbaugh pursuant to the Employee Plan in the Company's fiscal year ended January 31, 1998. These grants were made to reflect his increased responsibilities as Chief Executive Officer and his increased importance to the Company's overall performance and achievement of its objectives. Stock option awards are not made by the Compensation Committee but rather are made by the Stock Incentive Committee, which is comprised of three non-employee directors.

   Annual Bonus. The Compensation Committee also reviews and approves bonus compensation for the executive officers. Effective in fiscal 2000 bonuses for executive officers are based on a percentage of their salaries and were derived from a formula based upon the Company's actual EVA (Economic Value Added), as compared to the Company's targeted EVA. In the case of executive officers who perform functions primarily at only one of the Company's divisions, a portion of their bonuses are based upon the EVA of the division compared to targeted EVA and a portion is based upon the Company's EVA as compared to the Company's targeted EVA.

   Each of the named executives (except for Mr. Rhodenbaugh who has a target of 100%) has a target bonus level of 60% of base salary. Under the EVA Plan, bonuses are awarded to each named executive based on the improvement in EVA. The target EVA is set annually for each business unit and for the Company as a whole based on the average of the prior fiscal year's target and actual EVA plus an expected improvement in EVA for the current fiscal year. If the annual improvement in EVA is in excess of the targeted improvement, the bonus calculation will result in an amount in excess of the participant's target bonus. If the annual improvement in EVA is less than the targeted improvement, the bonus calculation will produce an amount less than the individual's target bonus. Bonuses payable under the EVA Plan are not subject to any minimum or maximum. In fiscal year 2000, the performance of the Company and its business units resulted in Plan compensation ranging from 105% to 143% of their targets.

   In order to encourage a long-term commitment by executive officers and other key employees to the Company and its stockholders, the EVA Plan requires that two thirds of any bonus earned in a given year in excess of the target bonus be deferred in a "bonus bank" for possible future payment by the Company. One-third of the bonus bank balance is paid out each year. Consequently, the total bonus payable in any given period consists of the individual's target bonus, plus or minus a portion of the bonus bank balance. The bonus bank is considered at risk in the sense that in any year EVA performance results in a bonus amount which is negative, the negative bonus amount is subtracted from the bank balance. In the event that the outstanding bonus bank balance at the beginning of the year is negative, the bonus paid for that year is limited to the aggregate of thirty-three percent of the positive bonus bank balance after applying the remaining portion of the bonus earned for the year against the negative balance in the bonus bank. The executive is not expected to repay negative balances in the bonus. In the event that an executive voluntarily terminates employment with the Company, the bonus bank balance is subject to forfeiture.

 Employment Retention Agreements

   Since 1993, the Company has entered into renewable employment retention agreements with its executive officers, among others, on terms and conditions that were generally similar but vary in detail. On June 6, 2000, the Compensation Committee and Board of Directors approved the amendment and restatement of the employment retention agreements with all executive officers, among others, to make them substantially identical in all features (except for certain individual items and levels of compensation) and to provide for vesting of options in the event of a change of control or a termination of employment for good reason. Most of these agreements were further amended on October 13, 2000 as described above.

 Compliance with Internal Revenue Code Section 162(m)

   Section 162(m) of the IRC generally disallows a tax deduction to public companies for compensation exceeding $1 million paid to the corporation's Chief Executive Officer or four other most highly compensated executive officers. The Compensation Committee has reviewed the possible effect on the Company of
Section 162(m), and it does not believe that such section currently effects the Company given its current compensation structure. To the extent that it is possible that the compensation to any of the Company's executive officers could exceed $1 million the Compensation Committee intends to further review and consider the effect on the Company of Section 162(m). Furthermore, the Employee Plan was amended so as to make it possible to satisfy the conditions for an exemption from Section 162(m)'s deduction limit. However, other characteristics of a grant affect whether or not a deduction is actually available in a given case.

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

                     Members of the Compensation Committee:
                              Daniel B. Greenwood
                                Barry L. MacLean
                                Richard A. Kent
                               Malcolm I. Glazer

Performance Information

   The following graph compares on a cumulative basis changes since January 31, 1995 in (a) the total stockholder return on the Company's Common Stock, (b) the total return of companies in the Russell 2000 Index, and (c) the total return of companies in the Value Line Machinery Index. The total return information presented in the graph assumes the reinvestment of dividends. The graph assumes $100 was invested on January 31, 1995 in the Company's Common Stock, the Russell 2000 Index and the Value Line Machinery Index.

                               [LINE CHART]
               SPECIALTY EQUIPMENT  RUSSELL     VALUE LINE
               COMPANIES, INC.      2000 INDEX  MACHINERY INDEX
               -------------------  ----------  ---------------
1/31/95        $100.00              $100.00     $100.00
1/31/96        $108.54              $129.94     $131.90
1/31/97        $131.71              $154.49     $173.34
1/31/98        $165.85              $182.16     $244.53
1/31/99        $273.78              $183.60     $211.43
1/31/00        $174.39              $213.48     $272.11

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

   The Company is included in the Russell 2000 Index (an index of small capitalization companies) but is not part of the Value Line Machinery Index. The Value Line Machinery Index includes a group of 124 companies, some of which are direct competitors of the Company, with primary businesses that involve the manufacture of a variety of machinery and equipment.

                                          By order of the Board of Directors,
                                          By:__________________________________
                                            Donald K. McKay
                                             Executive Vice President and
                                             Secretary

Aurora, Illinois
October 23, 2000
                                          [LOGO]

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